Exhibit 10.35

FORM OF

HYDROFARM HOLDINGS GROUP, INC.

2018 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Hydrofarm Holdings Group, Inc. (the "Company") hereby grants to you a stock option (the "Option") to purchase shares of the Company's Common Stock under the Company's 2018 Equity Incentive Plan (the "Plan"). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement and in the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Option Expiration Date:	(subject to earlier termination in
accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	☐ Incentive Stock Option*	☐ Nonqualified Stock Option

Vesting and Exercisability Schedule (subject to continued employment or service):	[1/16th of the shares subject to the Option will vest and become exercisable quarterly thereafter over the next four years such that the Option is fully vested and exercisable on the fourth anniversary of the Grant Date; provided, however, that the unvested portion of the Option shall become fully vested and excisable immediately prior to the occurrence of a Change in Control (as defined in the Plan as of the date hereof) and the unvested Options that by their terms vest over the twelve month period immediately following Participant’s Qualifying Termination (as defined in Participant’s employment agreement dated January __, 2019 (the “Employment Agreement”)) shall become vested and exercisable upon Participant’s Qualifying Termination, provided that Participant complies with the terms of the Employment Agreement.]

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

HYDROFARM HOLDINGS GROUP, INC.	PARTICIPANT

By:

* See Sections 3, 4 and 5 of the Stock Option Agreement.

Name:	Signature
Its:	Date:

Address:
Attachments:

1. Stock Option Agreement

2. 2018 Equity Incentive Plan

HYDROFARM HOLDINGS GROUP, INC.

2018 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement (this "Agreement"), Hydrofarm Holdings Group, Inc. (the "Company") has granted you an Option under its 2018 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1.      Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that, upon your Termination of Service, vesting will cease and the unvested portion of the Option will terminate.

2.      Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3.      Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4.      Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5.      Alternative Minimum Tax. You may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.

6.      Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.

7.      Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following:

(a)      by cash;

(b)      by check acceptable to the Company;

(c)      if permitted by the Plan Administrator for Nonqualified Stock Options, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option;

(d)      if permitted by the Plan Administrator, by using shares of Common Stock you already own;

(e)      if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or

(f)      by any other method permitted by the Plan Administrator.

Please note that the Company is under no obligation to issue or deliver Shares under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the applicable laws of any U.S. or non-U.S. local, state or federal jurisdiction) and the applicable requirements of any securities exchange or similar entity.

8.      Market Standoff. You agree that any Shares received upon exercise of the Option are subject to the market standoff restrictions on transfer set forth in the Plan.

9.      Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a)      General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) six months after your Termination of Service and (ii) the Option Expiration Date;

(b)      Disability. In the event of your Termination of Service due to Disability, you must exercise the vested portion of the Option on or before the earlier of (i) twelve months after your Termination of Service and (ii) the Option Expiration Date;

(c)      Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) twelve months after the date of death and (y) the Option Expiration Date; and

(d)      Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator.

The Option must be exercised within three months after termination of employment for reasons other than death or disability and one year after termination of employment due to disability to qualify for the beneficial tax treatment afforded Incentive Stock Options. For purposes of the preceding, "disability" has the meaning attributed to that term for purposes of Section 422 of the Code.

It is your responsibility to be aware of the date the Option terminates and is no longer exercisable.

10.      Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by the Plan and Section 422 of the Code with respect to Incentive Stock Options, the Plan Administrator, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Plan Administrator.

11.      Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign tax withholding obligations that may arise in connection with such exercise.

12.      Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.

13.      No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

14.      Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

15.      Electronic Delivery. The Company may, in its sole discretion, decide to electronically sign and deliver any documents related to the Option or any notices required by this Agreement, applicable law or the Company's certificate of incorporation or bylaws by email or any other electronic means. By your signature on the Grant Notice, you consent to receive such documents and notices by such electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.      No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of Shares underlying the Option. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17.      Recovery of Compensation. In accordance with Section 18.13 of the Plan, the Option is subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (d) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Plan Administrator in its discretion to be applicable to you and/or required by applicable law.

18.      Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Plan Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Plan Administrator makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.